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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                            -----------------------

                                   FORM 8-K

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



     Date of Report (Date of earliest event reported):  September 20, 1999


                                  CMGI, Inc.
              --------------------------------------------------
              (Exact name of registrant as specified in charter)


  Delaware                         000-22846                  04-2921333
---------------------------      -------------            -------------------
(State or other juris-           (Commission              (IRS Employer
 diction of incorporation)        File Number)             Identification No.)


100 Brickstone Square, Andover, MA                            01810
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(Address of principal executive offices)                   (Zip Code)



Registrant's telephone number, including area code:  (978) 684-3600


                                      N/A
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)
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Item 5.   Other Events.
          ------------

      On September 20, 1999, CMGI, Inc. ("CMGI") entered into an Agreement and Plan of Merger ("Merger Agreement") with a wholly owned subsidiary of CMGI ("Sub") and AdForce, Inc. ("AdForce"), a provider of products and services that allow advertisers and publishers to target, deliver, measure and analyze Internet advertising programs. In the merger, Sub will merge with and into AdForce, with AdForce surviving the merger as a wholly owned subsidiary of CMGI. The merger, which has been approved by the Board of Directors of each company, is subject to regulatory and AdForce stockholder approval and other customary conditions to closing. Certain affiliates of AdForce representing a significant percentage of AdForce common stock have agreed to vote in favor of the merger.

      Pursuant to the Merger Agreement, CMGI will acquire AdForce for approximately $500 million in stock (based on the closing price of $80 per share of CMGI's common stock on Friday, September 17, 1999) through the issuance of
0.262 shares of CMGI common stock for each share of AdForce common stock outstanding immediately prior to the close of the transaction. In addition, CMGI will assume all AdForce stock options outstanding at the effective time of the merger. The transaction is intended to be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and to be accounted for as a purchase.

      In connection with the merger, CMGI and AdForce entered into a Stock Option Agreement, dated as of September 20, 1999, whereby AdForce has granted CMGI an option to purchase up to 19.9% of the outstanding shares of AdForce common stock, which option may be exercised in the event that the Merger Agreement is terminated under certain circumstances.

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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: September 27, 1999            CMGI, Inc.
                                    ----------
                                    (Registrant)



                              By:  /s/ Andrew J. Hajducky III
                                   -------------------------------------------
                                   Andrew J. Hajducky III
                                   Executive Vice President, Chief Financial
                                   Officer and Treasurer

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